March 23, 2006

Mr. Gregg Mayer
92 Hersey Street
Hingham, MA  02043

Dear Gregg:

On behalf of Interleukin Genetics, I am pleased to offer you the position of Chief Business Officer. This position reports to Dr. Philip Reilly, CEO. The annualized compensation for this regular, full-time position is $240,000, derived and paid monthly at the rate of $20,000.00 per month. As part of your compensation, the Board of Directors has approved that you be granted 8,000 shares of Interleukin Genetics’ restricted stock, which will vest on the first anniversary of your date of hire. Further stock awards will be granted on an annual basis at the discretion of the Board of Directors, based on your performance, and will be in line with awards made to other senior managers at the Company.

As a regular full-time employee, you will be able to participate in our employee benefit plans. Interleukin Genetics currently offers group health and dental plans, short- and long-term disability, life insurance and accidental death and dismemberment insurance, as well as a 401(k) program and Employee Stock Purchase Program for our regular full-time employees. Health and dental insurance coverage is effective on your first day of work, if you elect coverage. Interleukin Genetics also offers other benefit plans including sick time, four weeks of vacation time, and holidays. Although there are no current plans to change or modify these benefits, the Company reserves the right to modify these plans at any time based upon business needs.

Your primary duties and responsibilities will include, but are not limited to the following areas. You will be a member of the executive management group, and in that capacity you will help chart the company’s strategic course. Specifically, you will oversee the development of a commercial strategy for the Company, as well as have functional responsibility for strategic marketing, business development, and other general management responsibilities as defined by the Chief Executive Officer.

Interleukin Genetics’s commitments to you are as stated in this written letter. Interleukin is an “at-will employer”, and as such, it is understood that you are not being offered  employment for a definite period of time and that either you or Interleukin may terminate the employment relationship at any time and for any reason without prior notice.

If your employment is terminated without cause, or due to a change in control, you will be entitled to 6 months of salary and benefits continuation. Interleukin will make such payments in accordance with its regular payroll schedule or in a lump sum payment at its sole discretion.

As a confirmation of your acceptance of this offer of employment, please sign, date, and return the copy of this letter to me by 12 noon on Monday, March 27, 2006. The original is for your records. We hope that you would be able to start on or before April 10, 2006.

Please call me to discuss any questions or concerns you might have regarding the contents of this letter or the benefits available to you.

Sincerely,

/s/ PHILIP R. REILLY
Philip R. Reilly
Chief Executive Officer

Accepted and agreed	/s/ GREGG MAYER	Date	3-27-06
Signature